Exhibit 23.1










INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Arrow-Magnolia International, Inc.


We consent to incorporation by reference in the registration statement No. 333-01511 on Form S-8 of Arrow-Magnolia International, Inc. and subsidiaries of our report dated February 11, 1997, relating to the consolidated balance sheets of Arrow-Magnolia International, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-KSB of Arrow-Magnolia International, Inc. and subsidiaries.



     KPMG Peat Marwick LLP





Dallas, Texas
March 24, 1997